Exhibit 10.5

INDEMNITY AGREEMENT

This INDEMNITY AGREEMENT is entered into as of August 1, 2007 (this “Agreement”), by and between 454 LIFE SCIENCES CORPORATION, a Connecticut stock corporation (“454”), and CURAGEN CORPORATION (“CuraGen”).

WHEREAS, CuraGen is the tenant under a certain Lease Agreement dated January 12, 2004 by and between CuraGen, as tenant, and ZFI Group, LLC, as landlord (“Landlord”), with respect to certain premises located at 15 Commercial Street, Branford, Connecticut (the “Lease”); and

WHEREAS, pursuant to an Assignment and Assumption of Lease with Landlord’s Consent and Release dated August 1, 2007 (the “Effective Date”) by and among Landlord, CuraGen and 454 (the “Assignment”), CuraGen has assigned and 454 has assumed all liabilities and obligations of CuraGen as tenant under such Lease arising from and after the Effective Date; and

WHEREAS, as an inducement for CuraGen to assign the Lease to 454, and as an inducement for 454 to assume the liabilities and obligations of CuraGen thereunder, the parties have agreed to indemnify each other as provided herein;

NOW, THEREFORE, for one dollar and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and in consideration of the premises and the covenants contained herein, CuraGen and 454 do hereby covenant and agree as follows:

1. Indemnification. 454 hereby agrees to indemnify and hold harmless CuraGen, and its successors and assigns, from and against any and all claims, liabilities, actions, causes of action, losses, costs or expenses (including, without limitation, any reasonable legal, accounting and other expenses of experts or third party professionals for defending any actions or threatened actions) incurred by CuraGen, or any of such successors or assigns, as a result of 454 defaulting in or failing to perform any of the tenant’s obligations under the Lease arising on or after the Effective Date. Curagen hereby agrees to indemnify and hold harmless 454, and its successors and assigns, from and against any and all claims, liabilities, actions, causes of action, losses, costs or expenses (including, without limitation, any reasonable legal, accounting and other expenses of experts or third party professionals for defending any actions or threatened actions) incurred by 454, or any of such successors or assigns, as a result of CuraGen defaulting in or failing to perform any of the tenant’s obligations under the Lease arising prior to the Effective Date.

2. Indemnification Procedure. Whenever any demand shall be made upon a party (the “Indemnified Party”) under the Lease or Assignment for which the other party (the “Indemnifying Party”) is required to indemnify the Indemnified Party, the Indemnified Party shall promptly notify the Indemnifying Party of such demand in writing and provide a copy of any written document delivered to the Indemnified Party relating to such demand. No notice need be given by the Indemnified Party unless and until it has received written notice of the demand. Within fifteen (15) days of written notice to the Indemnifying Party of any such demand, the Indemnified Party shall either satisfy and pay in full such demand or assume the defense of such demand at its sole cost and expense with counsel approved by the Indemnified Party in its reasonable discretion. If the Indemnifying Party shall fail to satisfy any such demand or fail to assume in a reasonable manner the defense of any demand arising under the Lease or Assignment, as applicable, within the time period set forth above, the Indemnified Party shall be free to defend, settle, litigate, appeal and otherwise act in its reasonable discretion, and the Indemnifying Party shall be obligated to reimburse in full any settlement, judgment or similar liability and all costs associated therewith including reasonable out-of-pocket legal fees and disbursements and shall not have any defense based on the reasonableness or necessity of the Indemnified Party’s actions or its failure to defend effectively such demand.

3. Other Rights to Indemnification. The rights to indemnification and advances provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnified Party may now or in the future be entitled under any other agreement or any provision of applicable law.

4. Enforcement.

a. Each party unconditionally and irrevocably agrees that its execution of this Agreement shall also constitute a stipulation by which it shall be irrevocably bound in any court in which a proceeding by the other party for enforcement of its rights shall have been commenced, continued or appealed that obligations of each party set forth in this Agreement are unique and special, and that failure of either party to comply with the provisions of this Agreement will cause irreparable and irremediable injury to the other party, for which a remedy at law will be inadequate. As a result, in addition to any other right or remedy each party may have at law or in equity with respect to a violation of this Agreement, each party shall be entitled to injunctive or mandatory relief directing specific performance by the other party of its obligations under this Agreement. Each party further irrevocably stipulates and agrees that it shall not, except in good faith, raise any objections not specifically relating to the merits of the other party’s claim.

b. In the event that either party is subject to or intervenes in any legal action in which the validity or enforceability of this Agreement is at issue or institutes any legal action, for specific performance or otherwise, to enforce its rights under, or to recover damages for breach of, this Agreement, such party shall, within thirty (30) days after written request to the other party therefore, be indemnified by or receive advances from the other party in respect of all costs and expenses (including reasonable attorney’s fees and disbursements) incurred by it in connection therewith; provided, however, that in connection with any such action between CuraGen and 454, the prevailing party shall be entitled to all costs, expenses and reasonable attorney’s fees that may be incurred or paid by the prevailing party in enforcing the covenants and agreements of the other party in this Agreement.

5. Duration of Agreement; Amendment to Lease Agreement.

a. This Agreement shall continue until and shall only terminate upon the termination of all of the terms, covenants and agreements of CuraGen set forth in the Lease according to its terms. 454 agrees that it will not exercise any extension options or increase the liability of the tenant or otherwise amend the Lease without the prior written consent of CuraGen which may be withheld in its sole discretion.

b. This Agreement shall be binding upon 454 and its successors and assigns and shall inure to the benefit of CuraGen and its successors and assigns.

6. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable under any particular circumstances or for any reason whatsoever (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all other portions of any Section, paragraph or clause of this Agreement that contains any provision that has been found to be invalid, illegal or unenforceable), or the validity, legality or enforceability under any other circumstances shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible consistent with applicable law, the provisions of this Agreement (including, without limitation, all other portions of any Section, paragraph or clause of this Agreement that contains any such provision that has been found to be invalid, illegal or unenforceable) shall be deemed revised, and shall be construed so as to give effect to the intent manifested by this Agreement (including the provision held invalid, illegal or unenforceable).

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

8. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

9. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

10. Notification and Defense of Claim. Each party agrees to promptly notify the other party in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any matter which may be subject to indemnification covered hereunder, whether civil, criminal or investigative; provided, however, that the failure of a party to give such notice to the other party shall not adversely affect such party’s rights under this Agreement so long as the other party is not prejudiced as a result of such failure.

11. Notices and Payments. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery thereof if (i) delivered by hand, or sent via telecopy, facsimile, email or other electronic transmission, in each case receipted for by the party to whom such notice or other communication shall have been directed or transmitted, (ii) mailed by certified or registered mail with postage prepaid or (iii) delivered by overnight courier service:

a.	if to CuraGen:

CuraGen Corporation

322 East Main Street

Branford, CT 06405

Attn: Elizabeth Whayland

and

b.	if to 454:

454 Life Sciences Corporation

16 Commercial Street

Branford, Connecticut 06405

Attn: Peter Dacey, Vice President of Finance and Operations

or to such other address as may have been furnished to any party by any other party.

All payments by an Indemnifying Party hereunder to the Indemnified Party shall be effected by payment of cash or delivery of a certified or official lender check in the amount of the claim or liability within five (5) days after demand therefore and if interest must be paid by the Indemnified Party on the liability for which indemnity is due, the Indemnifying Party shall deliver an amount adequate to pay interest to the date on which funds are available to the Indemnified Party for payment of such liability. Payments required to be made by an Indemnifying Party pursuant to this Agreement to a party other than the Indemnified Party shall be made promptly upon demand, without deduction, withholding or set-off, and free and clear of any claim, counterclaim or defense against the Indemnified Party.

12. Governing Law. The parties hereto agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut without regard to conflict of law principles thereunder.

13. Due Authorization. This Agreement has been duly authorized by the Board of Directors of 454 and CuraGen, as evidenced by the Board of Directors resolutions attached hereto as Exhibit A and Exhibit B, respectively.

14. Assignment. 454 may not assign its interest in this Agreement without the prior written consent of CuraGen, which may be withheld in its sole discretion.

15. Representation. Each party warrants and represents to the other that:

(a) this Agreement has been duly authorized, executed and delivered by such party.

(b) such party has not previously assigned any interest in the Assignment to any party.

16. Conflicts. Notwithstanding any term or provision of any agreement to the contrary, in the event that any term or provision of any such instrument or agreement conflicts or is inconsistent with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

454 LIFE SCIENCES CORPORATION

By:	/s/ Peter J. Dacey
Name: Peter J. Dacey Title: Vice President of Finance Duly Authorized

CURAGEN CORPORATION

By:	/s/ David M. Wurzer
Name: David M. Wurzer Title: EVP & CFO Duly Authorized

STATE OF CONNECTICUT )
)	ss:	Sept. 18, 2007
COUNTY OF NEW HAVEN )

Personally appeared David M. Wurzer, Chief Financial Officer of CuraGen Corporation, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed as such officer, and the free act and deed of said corporation, before me.

Laura E. Davis

COMMISSIONER OF THE SUPERIOR COURT

NOTARY PUBLIC

MY COMMISSION EXPIRES AUG. 31, 2012

STATE OF CONNECTICUT )
)	ss:	Sept. 18, 2007
COUNTY OF NEW HAVEN )

Personally appeared Peter J. Dacey, Vice President of Finance and Operations of 454 Life Sciences Corporation, signer and sealer of the foregoing instrument, and acknowledged the same to be his free act and deed as such officer, and the free act and deed of said corporation, before me.

Meghan L. Benson

COMMISSIONER OF THE SUPERIOR COURT

NOTARY PUBLIC

MY COMMISSION EXPIRES OCT. 31, 2009